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EXHIBIT 10.5

HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053
Tel: (602) 504-5000   Fax: (602) 866-5380

June 3, 2002

Christopher S. Alexander
CEO
Hypercom Corporation
2851 W. Kathleen Road
Phoenix, Arizona  85023

Dear Chris:

         This letter confirms that, effective November 1, 2000, you agreed to defer $60,000 of the annual base salary otherwise payable to you. This further confirms that since that date through the date hereof the total amount of compensation you have deferred totals $99,231.10 (plus accrued interest thereon) and that you are continuing to defer compensation at the rate of $2,307.70 per bi-weekly pay period. The amounts deferred will accrue interest at 8.0% per annum compounded bi-weekly. The base salary deferred and the accrued interest thereon will not be set aside in any trust, escrow or other account for so long as you remain Chief Executive Officer of Hypercom. Upon your termination of employment as Chief Executive Officer of Hypercom for any reason, the total amount of deferred compensation then due you (including accrued interest thereon) shall, at the election of Hypercom, a) be placed in a "Rabbi Trust" on terms acceptable to you for full and final distribution to you on January 2, of the year following the year in which you cease to be Chief Executive Officer of Hypercom; or b) be immediately paid to you. In the event you and Hypercom are unable to agree on the terms of a Rabbi Trust, Hypercom shall immediately pay such amount to you. All amounts payable by Hypercom to you hereunder shall be subject only to such deductions and withholding as may be required by law.


         Please signify your confirmation of the foregoing by signing below.


                                   Sincerely,


                                   /s/ John W. Smolak
                                   ---------------------
                                   John Smolak, EVP & Chief Financial Officer


Acknowledged and Agreed:


/s/ Christopher S. Alexander
----------------------------
Christopher S. Alexander